Exhibit 99.1

Select Energy Services Reports Fourth Quarter And Fiscal Year 2019 Financial Results And Operational Updates

Generated operating cash flow of $61.7 million in the fourth quarter of 2019 and $203.9 million for fiscal year 2019

Began operations of new Northern Delaware pipeline system in New Mexico late in the fourth quarter of 2019

Repurchased 0.66 million shares of Class A common stock for $4.9 million in the fourth quarter of 2019 and 2.18 million shares of Class A common stock for $17.5 million during fiscal year 2019

HOUSTON, Feb. 24, 2020 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the fourth quarter and fiscal year ended December 31, 2019.

Holli Ladhani, President and CEO, stated, "We advanced our strategy throughout the year by divesting our non-core businesses, paying down our debt balance in full, completing our New Mexico pipeline system, adding incremental chemicals manufacturing capacity in the Permian basin, acquiring a strategic water treatment business and returning cash to shareholders via open market share repurchases, all while continuing to generate and build cash on the balance sheet.

"We finished 2019 with another strong free cash flow quarter and significantly exceeded the top end of our full year free cash flow target. We were disciplined in our approach to capital allocation throughout 2019, generating consistent free cash flow and further enhancing our financial flexibility. With our debt-free balance sheet, we are well positioned to capitalize on opportunities as they arise and navigate the potentially volatile market ahead of us.

"Looking forward, while we expect full year activity to decline year-over-year, we have already seen activity pick up in the early part of 2020 and expect improvements across all three segments in the first quarter. Absent signals of further increases in activity levels, we will invest our capital judiciously, with a capital expenditure range of $55 million to $70 million expected in 2020. We will continue to target a balanced capital allocation strategy including the evaluation of opportunistic and strategic growth focused on expanding our ability to bring full life-cycle solutions to our customers, as well as in technologies that support our operational efficiency initiatives and service differentiation," concluded Ladhani.

Summary Financial Information

Revenue for fiscal year 2019 was $1.29 billion as compared to $1.53 billion in fiscal year 2018. Revenue for the fourth quarter of 2019 was $276.1 million as compared to $329.0 million in the third quarter of 2019 and $362.3 million in the fourth quarter of 2018. Revenue in the fiscal year 2019 and fourth quarter of 2019 were impacted by the divestment of certain non-core operations that contributed an incremental $29.4 million of revenue in the fourth quarter of 2018 and an incremental $142.2 million in fiscal year 2018. Net income for fiscal year 2019 was $4.1 million as compared to net income of $54.3 million in fiscal year 2018. Net loss for the fourth quarter of 2019 was $12.5 million compared to net income of $7.2 million in the third quarter of 2019 and net loss of $18.1 million in the fourth quarter of 2018.

Gross profit was $21.8 million in the fourth quarter of 2019 compared to $41.0 million in the third quarter of 2019 and $34.4 million in the fourth quarter of 2018. Total gross margin for Select was 7.9% in the fourth quarter of 2019 as compared to 12.5% in the third quarter of 2019 and 9.5% in the fourth quarter of 2018. Gross margin before depreciation and amortization ("D&A") for the fourth quarter of 2019 was 18.1% compared to 21.1% for the third quarter of 2019 and 19.8% for the fourth quarter of 2018.

Gross profit for fiscal year 2019 was $148.7 million as compared to $198.5 million in fiscal year 2018, and gross margin was 11.5% in fiscal year 2019 as compared to 13.0% in fiscal year 2018. Gross margin before D&A for fiscal year 2019 was 20.6% as compared to 21.5% for fiscal year 2018.

Adjusted EBITDA was $28.8 million, or 10.4% of revenue in the fourth quarter of 2019, as compared to $48.9 million or 14.9% of revenue in the third quarter of 2019 and $56.1 million or 15.5% of revenue in the fourth quarter of 2018. Adjusted EBITDA for fiscal year 2019 was $182.7 million as compared to $257.6 million in fiscal year 2018. Please refer to the end of this release for reconciliations of gross profit before D&A and gross margin before D&A (non-GAAP measures) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $152.9 million in the fourth quarter of 2019, as compared to $196.8 million in the third quarter of 2019 and $211.1 million in the fourth quarter of 2018. Gross margin before D&A for Water Services was 17.3% in the fourth quarter of 2019 as compared to 21.9% in the third quarter of 2019 and 22.9% in the fourth quarter of 2018. The sequential decline in revenue and gross margin before D&A was largely attributable to meaningful seasonal activity declines in the quarter driven by weather, holidays and our customers having exhausted their capital budgets throughout the quarter. The year over year decline was largely driven by lower completions activity and pricing from our customers in 2019 relative to 2018.

The Water Infrastructure segment generated revenues of $52.3 million in the fourth quarter of 2019 as compared to $64.0 million in the third quarter of 2019 and $54.5 million in the fourth quarter of 2018. Gross margin before D&A for Water Infrastructure was 22.9% in the fourth quarter of 2019 as compared to 26.9% in the third quarter of 2019 and 27.0% in the fourth quarter of 2018. The decline in revenues and gross margin before D&A in the fourth quarter of 2019 was driven primarily by decreased non-pipeline water sourcing volumes associated with seasonal activity declines as well as increased costs associated with the Company's legacy New Mexico sourcing and logistics operations prior to the Northern Delaware pipeline coming online late in the fourth quarter of 2019.

The Oilfield Chemicals segment generated revenues of $70.9 million in the fourth quarter of 2019, as compared to $67.9 million in the third quarter of 2019 and $67.4 million during the fourth quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 16.0% in the fourth quarter of 2019 as compared to 15.6% in the third quarter of 2019 and 8.9% in the fourth quarter of 2018. The revenue growth in the fourth quarter of 2019 was driven primarily by incremental contributions from the Well Chemical Services business ("WCS"), which we acquired from Baker Hughes Company on September 30, 2019. The meaningful year-over-year improvement in margins was driven by continued demand for our higher margin friction reducer product lines combined with the transportation cost savings from our Midland plant expansion.

The "Other" category, which contains the residual wind-down impacts of the non-core businesses that were largely divested and wound down during the first half of 2019, generated no revenues during the fourth quarter of 2019 relative to $0.3 million in the third quarter of 2019 and $29.4 million in the fourth quarter of 2018. The "Other" category contributed gross profit before D&A of $0.1 million in the fourth quarter of 2019 as compared to gross loss before D&A of $1.6 million in the third quarter of 2019 and gross profit before D&A of $2.7 million in the fourth quarter of 2018. The Company does not expect any material contributions from these operations going forward.

Select's consolidated Adjusted EBITDA during the quarter includes $13.1 million of non-recurring or non-cash adjustments, including $4.8 million of loss on sales of subsidiaries and other assets, primarily related to non-cash losses incurred from the sale of certain underutilized assets within the Water Services segment, $2.8 million of asset impairment charges for underutilized assets, $1.6 million of transaction costs, primarily related to a legacy Rockwater liability accrual and deal costs from the acquisition of WCS, and $0.6 million of lease abandonment and impairment costs. Non-cash compensation expense accounted for an additional $3.6 million adjustment and other items produced a net impact of ($0.3) million.

Cash Flow and Balance Sheet

Cash flow from operations for the fourth quarter of 2019 was $61.7 million as compared to $67.5 million in the third quarter of 2019 and $107.8 million in the fourth quarter of 2018. Cash flow from operations during the fourth quarter of 2019 included a $34.3 million contribution from working capital. Cash flow from operations for the fiscal year 2019 was $203.9 million compared to $232.4 million during fiscal year 2018. Capital expenditures for the fourth quarter of 2019 were $20.5 million, net of ordinary course asset sales of $3.3 million. Capital expenditures for the fiscal year 2019 were $98.1 million, net of ordinary course asset sales of $12.0 million, a reduction of 35% as compared to $151.4 million for the fiscal year 2018, net of ordinary course asset sales of $14.0 million. Cash flow from operations less capex, net of asset sales, was $41.2 million during the fourth quarter and $105.8 million during the fiscal year 2019.

Other net cash uses during the fourth quarter included $4.9 million to fund the open market repurchase of approximately 0.66 million shares of Class A common stock. For fiscal year 2019, we repurchased approximately 2.18 million of Class A common stock for $17.5 million in the open market.

Total liquidity was $274.0 million as of December 31, 2019, as compared to $221.9 million as of December 31, 2018. The Company had no outstanding borrowings under the Company's revolving credit facility as of December 31, 2019, compared to $45.0 million as of December 31, 2018. As of December 31, 2019, the Company had approximately $194.7 million of available borrowing capacity under its revolving credit facility, after giving effect to $19.9 million of outstanding letters of credit. Total cash and cash equivalents were $79.3 million at December 31, 2019 as compared to $17.2 million at December 31, 2018.

Conference Call

Select has scheduled a conference call on Tuesday, February 25, 2020 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through March 10, 2020 and may be accessed by calling 201-612-7415 using passcode 13697812#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of comprehensive water management and chemical solutions to the oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three Months Ended			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Revenue
Water services	$152,922	$196,782	$211,096	$772,311	$896,783
Water infrastructure	52,314	63,953	54,454	221,593	230,115
Oilfield chemicals	70,852	67,932	67,368	268,614	259,791
Other	—	301	29,400	29,071	142,241
Total revenue	276,088	328,968	362,318	1,291,589	1,528,930
Costs of revenue
Water services	126,392	153,741	162,702	598,405	681,546
Water infrastructure	40,328	46,748	39,768	166,962	160,072
Oilfield chemicals	59,499	57,357	61,397	230,434	233,454
Other	(126)	1,865	26,686	30,239	124,839
Depreciation and amortization	28,185	28,263	37,357	116,809	130,537
Total costs of revenue	254,278	287,974	327,910	1,142,849	1,330,448
Gross profit	21,810	40,994	34,408	148,740	198,482
Operating expenses
Selling, general and administrative	24,669	27,280	25,494	111,622	103,156
Depreciation and amortization	1,002	952	844	3,860	3,176
Impairment of goodwill	—	—	17,894	4,396	17,894
Impairment of property and equipment	2,773	49	4,375	3,715	6,657
Impairment of cost-method investment	—	—	—	—	2,000
Lease abandonment costs	579	238	(217)	2,073	3,925
Total operating expenses	29,023	28,519	48,390	125,666	136,808
(Loss)/income from operations	(7,213)	12,475	(13,982)	23,074	61,674
Other (expense)/income
(Losses) gains on sales of property, equipment and divestitures, net	(3,393)	(2,033)	844	(11,626)	3,804
Interest expense, net	(318)	(438)	(1,496)	(2,688)	(5,311)
Foreign currency gain (loss), net	5	(59)	(800)	273	(1,292)
Other expense, net	(2,886)	(272)	(3,011)	(2,948)	(2,872)
(Loss) income before income tax expense	(13,805)	9,673	(18,445)	6,085	56,003
Income tax benefit (expense)	1,301	(2,501)	323	(1,949)	(1,704)
Net (loss) income	(12,504)	7,172	(18,122)	4,136	54,299
Less: net loss (income) attributable to noncontrolling interests	2,574	(1,793)	4,622	(1,352)	(17,787)
Net (loss) income attributable to Select Energy Services, Inc.	$(9,930)	$5,379	$(13,500)	$2,784	$36,512

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.12)	$0.07	$(0.17)	$0.03	$0.49
Class A-1—Basic	$—	$—	$—	$—	$—
Class A-2—Basic	$—	$—	$—	$—	$0.49
Class B—Basic	$—	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders
Class A—Diluted	$(0.12)	0.07	(0.17)	$0.03	$0.49
Class A-1—Diluted	$—	$—	$—	$—	$—
Class A-2—Diluted	$—	$—	$—	$—	$0.49
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	As of December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$79,268	$17,237
Accounts receivable trade, net of allowance for doubtful accounts of $5,773 and $5,329, respectively	267,628	341,711
Accounts receivable, related parties	4,677	1,119
Inventories	37,542	44,992
Prepaid expenses and other current assets	26,486	27,093
Total current assets	415,601	432,152
Property and equipment	1,015,379	1,114,378
Accumulated depreciation	(562,986)	(611,530)
Property and equipment held-for-sale, net	885	—
Total property and equipment, net	453,278	502,848
Right-of-use assets, net	70,635	—
Goodwill	266,934	273,801
Other intangible assets, net	136,952	148,377
Other assets, net	4,220	3,427
Total assets	$1,347,620	$1,360,605
Liabilities and Equity
Current liabilities
Accounts payable	$35,686	$53,847
Accrued accounts payable	47,547	62,536
Accounts payable and accrued expenses, related parties	2,789	5,056
Accrued salaries and benefits	20,079	22,113
Accrued insurance	8,843	14,849
Sales tax payable	2,119	5,820
Accrued expenses and other current liabilities	15,375	14,560
Current operating lease liabilities	19,315	—
Current portion of finance lease obligations	128	938
Total current liabilities	151,881	179,719
Long-term operating lease liabilities	72,143	16,752
Other long-term liabilities	10,784	8,361
Long-term debt	—	45,000
Total liabilities	234,808	249,832
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 87,893,525 shares issued and outstanding as of December 31, 2019; 350,000,000 shares authorized and 78,956,555 shares issued and outstanding as of December 31, 2018	879	790
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of December 31, 2019 and December 31, 2018	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2019; 150,000,000 shares authorized and 26,026,843 shares issued and outstanding as of December 31, 2018	162	260
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	914,699	813,599
Retained earnings	21,437	18,653
Accumulated other comprehensive deficit	—	(368)
Total stockholders' equity	937,177	832,934
Noncontrolling interests	175,635	277,839
Total equity	1,112,812	1,110,773
Total liabilities and equity	$1,347,620	$1,360,605

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$4,136	$54,299
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	120,669	133,713
Net loss (gain) on disposal of property and equipment	7,950	(3,803)
Gain realized on previously held interest in Rockwater	—	—
Bad debt expense	2,553	2,210
Amortization of debt issuance costs	688	688
Inventory write-downs	250	442
Equity-based compensation	15,485	10,371
Impairment of goodwill	4,396	17,894
Impairment of property and equipment	3,715	6,657
Impairment of cost-method investment	—	2,000
Loss on divestitures	3,676	—
Other operating items, net	240	1,287
Changes in operating assets and liabilities
Accounts receivable	57,908	36,537
Prepaid expenses and other assets	11,321	(9,115)
Accounts payable and accrued liabilities	(29,039)	(20,771)
Net cash provided by operating activities	203,948	232,409
Cash flows from investing activities
Working capital settlement	691	—
Proceeds received from divestitures	24,872	—
Purchase of property and equipment	(110,143)	(165,360)
Acquisitions, net of cash received	(10,000)	(16,999)
Proceeds received from sales of property and equipment	17,223	13,998
Net cash used in investing activities	(77,357)	(168,361)
Cash flows from financing activities
Borrowings from revolving line of credit	5,000	60,000
Payments on long-term debt	(50,000)	(90,000)
Payments of finance lease obligations	(883)	(1,881)
Payment of debt issuance costs	—	—
Proceeds from initial public offering	—	—
Proceeds from share issuance	142	762
Payments incurred for initial public offering	—	—
Distributions to noncontrolling interests, net	(349)	(506)
Repurchase of common stock	(18,600)	(16,562)
Contingent consideration	—	(1,106)
Net cash used in financing activities	(64,690)	(49,293)
Effect of exchange rate changes on cash	130	(292)
Net increase in cash and cash equivalents	62,031	14,463
Cash and cash equivalents, beginning of period	17,237	2,774
Cash and cash equivalents, end of period	$79,268	$17,237

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. The adjustments to EBITDA are generally consistent with such adjustments described in our Credit Facility regarding compliance with covenants thereunder. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2019, which we expect to file with the SEC on or before the applicable filing deadline.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three Months Ended			Year Ended December 31,
(unaudited) (in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Net income (loss)	$(12,504)	$7,172	$(18,122)	$4,136	$54,299
Interest expense, net	318	438	1,496	2,688	5,311
Income tax expense	(1,301)	2,501	(323)	1,949	1,704
Depreciation and amortization	29,187	29,215	38,201	120,669	133,713
EBITDA	15,700	39,326	21,252	129,442	195,027
Impairment of goodwill	—	—	17,894	4,396	17,894
Impairment of property and equipment	2,773	49	4,375	3,715	6,657
Impairment of cost-method investment	—	—	—	—	2,000
Lease abandonment costs	579	238	(217)	2,073	3,925
Non-recurring severance expenses	11	—	725	1,691	1,220
Non-recurring transaction costs	1,598	2,025	(11)	4,697	7,809
Non-cash compensation expenses	3,611	3,566	2,341	15,485	10,371
Non-cash loss on sale of assets or subsidiaries	4,811	3,648	1,696	21,679	3,775
Foreign currency (gain) loss, net	(5)	59	800	(273)	1,292
Inventory write-down	—	—	12	75	442
Non-recurring change in vacation policy	—	—	2,894	—	2,894
Other non-recurring charges	(248)	—	4,313	(248)	4,313
Adjusted EBITDA	$28,830	$48,911	$56,074	$182,732	$257,619

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three Months Ended			Year Ended December 31,
(unaudited) (in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Gross profit by segment
Water services	$7,571	$23,622	$23,345	$93,242	$132,362
Water infrastructure	4,892	10,796	7,860	28,966	47,001
Oilfield chemicals	9,222	8,140	3,328	29,414	15,841
Other	125	(1,564)	(125)	(2,882)	3,278
As reported gross profit	21,810	40,994	34,408	148,740	198,482

Plus depreciation and amortization
Water services	18,960	19,419	25,049	80,664	82,875
Water infrastructure	7,094	6,409	6,826	25,665	23,042
Oilfield chemicals	2,131	2,435	2,643	8,766	10,496
Other	—	—	2,839	1,714	14,124
Total depreciation and amortization	28,185	28,263	37,357	116,809	130,537

Gross profit before D&A	49,995	69,257	71,765	265,549	329,019

Gross Profit before D&A by segment
Water services	26,531	43,041	48,394	173,906	215,237
Water infrastructure	11,986	17,205	14,686	54,631	70,043
Oilfield chemicals	11,353	10,575	5,971	38,180	26,337
Other	125	(1,564)	2,714	(1,168)	17,402
Total gross profit before D&A	$49,995	$69,257	71,765	$265,549	329,019

Gross Margin before D&A by segment
Water services	17.3%	21.9%	22.9%	22.5%	24.0%
Water infrastructure	22.9%	26.9%	27.0%	24.7%	30.4%
Oilfield chemicals	16.0%	15.6%	8.9%	14.2%	10.1%
Other	-12500%	-520%	9.2%	-4.0%	12.0%
Total gross margin before D&A	18.1%	21.1%	19.8%	20.6%	21.5%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com